 Filed Pursuant to Rule 433 under the Securities Act of 1933
 Issuer Free Writing Prospectus dated January 6, 2025
 Relating to Preliminary Prospectus issued December 27, 2024
 Registration Statement No. 333-283772
BALLY’S CHICAGO, INC.
This free writing prospectus relates to the initial public offering of Class A-1 Interests, Class A-2 Interests, Class A-3 Interests and Class A-4 Interests of Bally’s Chicago, Inc. (“Bally’s Chicago”). Bally’s Chicago has filed a Registration Statement on Form S-1 (File No. 333-283772) (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”). The Registration Statement and a copy of the most recent preliminary prospectus relating to this offering may be accessed through the following link:
https://www.sec.gov/Archives/edgar/data/1935799/000110465924132193/tm2310971-13_s1a.htm
References to “Bally’s Chicago,” “we,” “us,” and “our” are used in the manner described in the preliminary prospectus relating to this offering.
On January 6, 2025, Bally’s Chicago widely distributed an advertisement related to Bally’s Chicago’s business and proposed initial public offering. A copy of the advertisement is attached as Appendix A.
Bally’s Chicago has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in the registration statement and other documents Bally’s Chicago has filed with the SEC for more complete information about Bally’s Chicago and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bally’s Chicago, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting any of the following sources: Loop Capital Markets LLC at +1 (312) 913-4900 or by email at BallysChicagoIPO@loopcapital.com or standard mail at Loop Capital Markets LLC, Attn: Compliance Department, 425 South Financial Place, Suite 2700, Chicago, IL 60605 USA.

Appendix A